EXHIBIT 12.1


                         CIT GROUP INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                 ($ IN MILLIONS)


                                                For the Nine Months Ended        For the Nine Months Ended
                                                    September 30, 2003               September 30, 2002
                                                -------------------------        -------------------------
Net income ...................................          $  411.7                         $(6,882.8)
Provision for income taxes ...................             263.4                             250.7
                                                        --------                         ---------
Earnings before provision for income taxes ...             675.1                          (6,632.1)
                                                        --------                         ---------
Fixed charges:
  Interest and debt expense on indebtedness ..           1,004.3                           1,066.3
  Dividends on preferred capital securities ..               8.8                              13.1
  Interest factor-one third of rentals on real
     and personal properties .................              10.5                              11.7
                                                        --------                         ---------
Total fixed charges ..........................           1,023.6                           1,091.1
                                                        --------                         ---------
Total earnings before provision for income
  taxes and fixed charges ....................          $1,698.7                         $(5,541.0)
                                                        ========                         =========
Ratios of earnings to fixed charges ..........             1.66x                                (1)
                                                        --------                         ---------

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(1)   Earnings were  insufficient to cover fixed charges by $6,632.1 million for the nine months ended September 30, 2002. Earnings for the nine months ended September 30, 2002 included a goodwill impairment charge of $6,511.7 million in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets."